Written Consent

In Lieu Of A Meeting

Of

The Stockholders

Of

Vet Online Supply Inc.

Removal of Board Members

The Undersigned, being the holder of 100% of the outstanding shares of Series B Voting Preferred Stock

(the “Control Shares”) of Vet Online Supply, Inc. a Florida corporation (the “Corporation”), in accordance with the provisions of section 607.0808 of the Florida Business Corporations act, hereby adopt the following resolution with the same force and effect as if presented to and adopted at a regular meeting of the stockholders of the Corporation, duly called and held on December 1, 2017:

Whereas, The Series B Voting Preferred Stock shall have the right to vote the shares on any matter requiring shareholder approval on the basis of 4 times the votes of all the issued and outstanding shares of common stock, as well as any issued and outstanding preferred stock.

WHEREAS, 607.0902 of the Florida Business Corporation Act states that, “As used in this section, “control shares” means shares that, except for this section, would have voting power with respect to shares of an issuing public corporation that, when added to all other shares of the issuing public corporation owned by a person or in respect to which that person may exercise or direct the exercise of voting power, would entitle that person, immediately after acquisition of the shares, directly or indirectly, alone or as a part of a group, to exercise or direct the exercise of the voting power of the issuing public corporation in the election of directors within any of the following ranges of voting power: (a) One-fifth or more but less than one-third of all voting power. (b) One-third or more but less than a majority of all voting power. (c) A majority or more of all voting power.”

WHEREAS, the vote of the Control Shares is sufficient to remove certain members of the Board of Directors of the Corporation because the Articles of Incorporation of the Corporation do not require cumulative voting for the election of directors or require the concurrence of more than two-thirds of the voting power of the issued and outstanding stock entitled to vote in order to remove one or more directors from office;

WHEREAS, the Control Shares Stockholder believe it is in the best interest of the Corporation and the stockholders to remove Samuel Berry, Matthew Scott, and Daniel Rushford, from the Board of Directors of the Corporation, effective immediately.

NOW, THERFORE, IT IS

RESOLVED, that Samuel Berry, be, and hereby is, removed from the board of directors of the corporation, effective immediately;

RESOLVED, that Matthew Scott, be and hereby is, removed from the board of directors of the corporation, effective immediately;

RESOLVED, that Daniel Rushford, be and hereby is, removed from the board of directors of the corporation effective immediately;

RESOLVED, that this Written Consent may be executed in one or more counterparts, which taken together, shall constitute one legally binding Written Consent.

RESOLVED, that when fully executed, these resolutions be filed with the Secretary of the Corporation and inserted into the minute books of the Corporation;

IN WITNESS OF WHEREOF, the following have executed their written consent as of the date first written above.

CONTROL SHARES STOCKHOLDER:

VET ONLINE SUPPLY, INC.

/s/Edward J. Aruda

Name: Edward J. Aruda

Number of Shares Voted: 20,000 Shares of Series B Voting Preferred Stock

!00% of Issued and Outstanding Series B Voting Preferred Stock